Exhibit 16.1

November 9, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington D.C. 20549

Commissioners:

We have read the statements made by American Science and Engineering, Inc. (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4 of Form 8-K, as part of the Form 8-K report of American Science and Engineering, Inc. dated November 9, 2005.  We agree with the statements concerning our Firm in such Form 8-K however we make no comment whatsoever with respect to the solicitation of proposals by the Company.

Very truly yours,

/s/ PricewaterhouseCoopers LLP